UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

Under the Securities Exchange Act of 1934

(Amendment No.  )*

Blend Labs, Inc.

(Name of Issuer)

Class A common stock, par value $0.00001 per share

(Title of Class of Securities)

09352U108

(CUSIP Number)

December 31, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section of the Exchange Act but shall be subject to all other provisions of the Exchange Act (however, see the Notes).

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed Venture Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,818,355
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		14,818,355

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,818,355
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.8%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	This Schedule 13G is filed by Lightspeed Venture Partners IX, L.P., a Cayman Islands exempted limited partnership (“Lightspeed IX”), Lightspeed General Partner IX, L.P., a Cayman Islands exempted limited partnership (“LGP IX”), Lightspeed Ultimate General Partner IX, Ltd., a Cayman Islands exempted company (“LUGP IX”), Lightspeed Venture Partners Select, L.P., a Cayman Islands exempted limited partnership (“Lightspeed Select”) Lightspeed General Partner Select, L.P., a Cayman Islands exempted limited partnership (“LGP Select”), Lightspeed Ultimate General Partner Select, Ltd., a Cayman Islands exempted company (“LUGP Select”), Lightspeed Venture Partners Select III, L.P., a Cayman Islands exempted limited partnership (“Lightspeed Select III”) Lightspeed General Partner Select III, L.P., a Cayman Islands exempted limited partnership (“LGP Select III”), Lightspeed Ultimate General Partner Select III, Ltd., a Cayman Islands exempted company (“LUGP Select III”), Barry Eggers (“Eggers”), Ravi Mhatre (“Mhatre”), and Peter Y. Nieh (“Nieh” and together with Lightspeed IX, LGP IX, LUGP IX, Lightspeed Select, LGP Select, LUGP Select, Lightspeed Select III, LGP Select III, LUGP Select III, Eggers and Mhatre, collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in Blend Labs, Inc.’s (the “Issuer”) Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (the “Commission”) on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed General Partner IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,818,355
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		14,818,355

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,818,355
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.8%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP: 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed Ultimate General Partner IX, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,818,355
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		14,818,355

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,818,355
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

6.8%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed Venture Partners Select, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,047,382
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		6,047,382

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,047,382
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.8%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed General Partner Select, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,047,382
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		6,047,382

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,047,382
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.8%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed Ultimate General Partner Select, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		6,047,382
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		6,047,382

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

6,047,382
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

2.8%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed Venture Partners Select III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,261,500
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		2,261,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,261,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed General Partner Select III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,261,500
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		2,261,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,261,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Lightspeed Ultimate General Partner Select III, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		2,261,500
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0
WITH	8	SHARED DISPOSITIVE POWER

		2,261,500

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,261,500
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.0%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Barry Eggers
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		82,908
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		23,127,237
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		82,908
WITH	8	SHARED DISPOSITIVE POWER

		23,127,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,210,145
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.7%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Ravi Mhatre
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		82,908
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		23,127,237
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		82,908
WITH	8	SHARED DISPOSITIVE POWER

		23,127,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,210,145
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.7%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

CUSIP No. 09352U108

1	NAMES OF REPORTING PERSONS Peter Y. Nieh
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☒(1)
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

	5	SOLE VOTING POWER

NUMBER OF		82,908
SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		23,127,237
EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		82,908
WITH	8	SHARED DISPOSITIVE POWER

		23,127,237

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

23,210,145
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☒
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

10.7%(2)
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

(1)	The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.
(2)	All percentages calculated in this Schedule 13G are based upon an aggregate of 217,023,030 shares of Class A common stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

Item 1.

(a)       Name of Issuer:

Blend Labs, Inc. (the “Issuer”)

(b)       Address of Issuer’s Principal Executive Offices:

415 Kearny Street
San Francisco, CA 94108
(650) 550-4810

Item 2.

(a)       Name of Person Filing:

This Schedule 13G is being jointly filed by the following reporting persons (each a “Reporting Person” and collectively, the “Reporting Persons”):

Lightspeed Venture Partners IX, L.P. (“Lightspeed IX”)

Lightspeed General Partner IX, L.P. (“LGP IX”)

Lightspeed Ultimate General Partner IX, Ltd. (“LUGP IX”)

Lightspeed Venture Partners Select, L.P. (“Lightspeed Select”)

Lightspeed General Partner Select, L.P. (“LGP Select”)

Lightspeed Ultimate General Partner Select, Ltd. (“LUGP Select”)

Lightspeed Venture Partners Select III, L.P. (“Lightspeed Select III”)

Lightspeed General Partner Select III, L.P. (“LGP Select III”)

Lightspeed Ultimate General Partner Select III, Ltd. (“LUGP Select III”)

Barry Eggers (“Eggers”)

Ravi Mhatre (“Mhatre”)

Peter Y. Nieh (“Nieh”)

The Reporting Persons have entered into a Joint Filing Agreement, dated February 14, 2022, a copy of which is filed with this Schedule 13G as Exhibit 1, pursuant to which such Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)       Address of Principal Business Office or, if none, Residence

The principal business office of each Reporting Person is c/o Lightspeed Venture Partners, 2200 Sand Hill Road, Menlo Park, CA 94025.

(c)       Citizenship:

Entities:

Lightspeed IX – Cayman Islands

LGP IX – Cayman Islands

LUGP IX – Cayman Islands

Lightspeed Select – Cayman Islands

LGP Select – Cayman Islands

LUGP Select – Cayman Islands

Lightspeed Select III – Cayman Islands

LGP Select III – Cayman Islands

LUGP Select III – Cayman Islands

Individuals:

Eggers – United States of America

Mhatre – United States of America

Nieh – United States of America

(d)       Title of Class of Securities:

Class A common stock, par value $0.00001 per share (the “Class A Common Stock”)

(e)       CUSIP Number:

09352U108

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

(a) ☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

(b) ☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c);

(c) ☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

(d) ☐ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8);

(e) ☐ An investment adviser in accordance with §240.13d-1(b) (1)(ii)(E);

(f) ☐ An employee benefit plan or endowment fund in accordance with §240.13d-1(b) (1)(ii)(F);

(g) ☐ A parent holding company or control person in accordance with §240.13d-1(b) (1)(ii)(G);

(h) ☐ A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) ☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) ☐ A non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J);

(k) ☐ Group, in accordance with § 240.13d-1(b)(1)(ii)(K).

Not Applicable.

Item 4.	Ownership

The following information is with respect to the ownership of the Class A Common Stock by the Reporting Persons filing this statement on Schedule 13G as of the date of this report:

Reporting Person	Shares Held Directly	Sole Voting Power	Shared Voting Power	Sole Dispositive Power	Shared Dispositive Power	Beneficial Ownership	Percentage of Class(7)
Lightspeed IX(1)	14,818,355	—	14,818,355	—	14,818,355	14,818,355	6.8%
LGP IX(1)	—	—	14,818,355	—	14,818,355	14,818,355	6.8%
LUGP IX(1)	—	—	14,818,355	—	14,818,355	14,818,355	6.8%
Lightspeed Select(2)	6,047,382	—	6,047,382	—	6,047,382	6,047,382	2.8%
LGP Select(2)	—	—	6,047,382	—	6,047,382	6,047,382	2.8%
LUGP Select(2)	—	—	6,047,382	—	6,047,382	6,047,382	2.8%
Lightspeed Select III(3)	2,261,500	—	2,261,500	—	2,261,500	2,261,500	1.0%
LGP Select III(3)	—	—	2,261,500	—	2,261,500	2,261,500	1.0%
LUGP Select III(3)	—	—	2,261,500	—	2,261,500	2,261,500	1.0%
Eggers(1) (2) (3) (4)	82,908	82,908	23,127,237	82,908	23,127,237	23,210,145	10.7%
Mhatre(1) (2) (3) (5)	82,908	82,908	23,127,237	82,908	23,127,237	23,210,145	10.7%
Nieh(1) (2) (3) (6)	82,908	82,908	23,127,237	82,908	23,127,237	23,210,145	10.7%

(1)	Includes 14,818,355 shares of Class A Common Stock held by Lightspeed IX which may be deemed to be beneficially owned by LGP IX, LUGP IX and Eggers, Mhatre and Nieh because (i) LGP IX is the general partner of Lightspeed IX, (ii) LUGP IX is the general partner of LGP IX and (iii) Eggers, Mhatre and Nieh serve as directors of LUGP IX. Each of the Reporting Persons (other than Lightspeed IX) and each of their affiliated entities and the officers, directors, partners, members and managers thereof, disclaims beneficial ownership of the securities held directly by Lightspeed IX.

(2)	Includes 6,047,382 shares of Class A Common Stock held by Lightspeed Select which may be deemed to be beneficially owned by LGP Select, LUGP Select and Eggers, Mhatre and Nieh because (i) LGP Select is the general partner of Lightspeed Select, (ii) LUGP Select is the general partner of LGP Select and (iii) Eggers, Mhatre and Nieh serve as directors of LUGP Select. Each of the Reporting Persons (other than Lightspeed Select), and each of their affiliated entities and the officers, directors, partners, members and managers thereof, disclaims beneficial ownership of the securities held directly by Lightspeed Select.

(3)	Includes 2,261,500 shares of Class A Common Stock held by Lightspeed Select III which may be deemed to be beneficially owned by LGP Select III, LUGP Select III and Eggers, Mhatre and Nieh because (i) LGP Select III is the general partner of Lightspeed Select III, (ii) LUGP Select III is the general partner of LGP Select III and (iii) Eggers, Mhatre and Nieh serve as directors of LUGP Select III. Each of the Reporting Persons (other than Lightspeed Select III), and each of their affiliated entities and the officers, directors, partners, members and managers thereof, disclaims beneficial ownership of the securities held directly by Lightspeed Select III.

(4)	Includes 82,908 shares of Class A Common Stock held by Eggers who exercises sole voting and dispositive power over such shares.

(5)	Includes 82,908 shares of Class A Common Stock held by Mhatre who exercises sole voting and dispositive power over such shares.

(6)	Includes 82,908 shares of Class A Common Stock held by Nieh who exercises sole voting and dispositive power over such shares.

(7)	The Percentage of Class is based upon an aggregate of 217,023,030 shares of Class A Common Stock outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q as filed with the SEC on November 15, 2021.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐:

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8.	Identification and Classification of Members of the Group.

Not Applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not Applicable

Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2022

Lightspeed Venture Partners IX, L.P.

By:	Lightspeed General Partner IX, L.P.
Its:	General Partner

By:	Lightspeed Ultimate General Partner IX, Ltd.
Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed General Partner IX, L.P.

By:	Lightspeed Ultimate General Partner IX, Ltd.
Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Ultimate General Partner IX, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Venture Partners Select, L.P.

By:	Lightspeed General Partner Select, L.P.
Its:	General Partner

By:	Lightspeed Ultimate General Partner Select, Ltd.
Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed General Partner Select, L.P.

By:	Lightspeed Ultimate General Partner Select, Ltd.
Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Ultimate General Partner Select, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Venture Partners Select III, L.P.

By:	Lightspeed General Partner Select III, L.P.
Its:	General Partner

By:	Lightspeed Ultimate General Partner Select III, Ltd.
Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed General Partner Select III, L.P.

By:	Lightspeed Ultimate General Partner Select III, Ltd.
Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Ultimate General Partner Select III, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

By:	/s/ Barry Eggers
Name: Barry Eggers

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre

By:	/s/ Peter Y. Nieh
Name: Peter Y. Nieh

Exhibit 1

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this Exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEROF, the undersigned hereby execute this Joint Filing Agreement as of February 14, 2022.

Lightspeed Venture Partners IX, L.P.

By:	Lightspeed General Partner IX, L.P.

Its:	General Partner

By:	Lightspeed Ultimate General Partner IX, Ltd.

Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed General Partner IX, L.P.

By:	Lightspeed Ultimate General Partner IX, Ltd.

Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Ultimate General Partner IX, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Venture Partners Select, L.P.

By:	Lightspeed General Partner Select, L.P.

Its:	General Partner

By:	Lightspeed Ultimate General Partner Select, Ltd.

Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed General Partner Select, L.P.

By:	Lightspeed Ultimate General Partner Select, Ltd.

Its:	General Partner

By:	/s/ Ravi Mhatre

Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Ultimate General Partner Select, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Venture Partners Select III, L.P.

By:	Lightspeed General Partner Select III, L.P.

Its:	General Partner

By:	Lightspeed Ultimate General Partner Select III, Ltd.

Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed General Partner Select III, L.P.

By:	Lightspeed Ultimate General Partner Select III, Ltd.

Its:	General Partner

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

Lightspeed Ultimate General Partner Select III, Ltd.

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre
Title: Duly Authorized Signatory

By:	/s/ Barry Eggers
Name: Barry Eggers

By:	/s/ Ravi Mhatre
Name: Ravi Mhatre

By:	/s/ Peter Y. Nieh
Name: Peter Y. Nieh